Exhibit 99.1

Allied Capital Announces Repayment of Existing Senior Secured Private Debt;
$250 Million Senior Secured Term Loan Obtained

February 1, 2010 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced today that it has successfully repaid in full its existing senior secured private debt through cash generated by asset sales and repayments and refinancing proceeds. The refinancing was obtained though a senior secured term loan (the “Term Loan”) of $250 million, which was lead arranged by J.P. Morgan Securities Inc.

Through the use of cash generated by asset sales and repayments, the Company had reduced its total debt outstanding under the existing senior secured private notes and secured bank facility (the “Existing Private Debt”) from $891.0 million as of August 28, 2009 to $407.5 million as of the time of this refinancing. Under the terms of the private notes, Allied Capital was able to recover and apply towards principal the $50 million restructuring fee paid to the private noteholders in August 2009 by repaying the debt prior to January 31, 2010.

“This refinancing was a goal from the day we completed the restructure of the private notes and our team has worked very hard and made tremendous progress in selectively selling assets and de-levering our balance sheet,” said John Scheurer, President and CEO of Allied Capital. “In 2009, we collected cash proceeds totaling $1 billion from investment repayments or sales, the proceeds of which represented about 96% of the aggregate fair value of those assets at the end of the quarter prior to exit. Through our asset repayments and sales and by refinancing the remaining private debt outstanding, we have recouped the $50 million restructuring fee, lowered our cost of capital, and improved our asset coverage ratio.”

On January 29, 2010, after giving effect to the refinancing and the full repayment of the Existing Private Debt, the Company had total outstanding debt of $995.5 million and cash and investments in money market and other securities of approximately $128 million.

The Term Loan matures on February 28, 2011 and is subject to certain mandatory prepayments prior to maturity, including repayments related to asset dispositions. The Term Loan generally becomes due and payable upon a change of control or merger; except that, in certain circumstances, the Term Loan may be assumed by Ares Capital Corporation in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger dated October 26, 2009.

Borrowings under the Term Loan will bear interest based on LIBOR or a base rate and the Term Loan will initially bear interest at a rate per annum of 4.74%. In addition to the interest paid on the Term Loan, the Company incurred other fees and costs associated with the repayment and refinancing and will also incur additional exit fees, which increase over the term of the loan, as the Term Loan is repaid.

Consistent with the terms of the Existing Private Debt, the Company has granted the Term Loan lenders a blanket lien on a substantial portion of its assets. For additional information regarding the Term Loan, including covenant information, please see the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

About Allied Capital

Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 92 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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